Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SG BLOCKS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF MAY, A.D. 2017, AT 1:56 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2365700 8100
SR# 20173364284

Authentication: 202524967
Date: 05-11-17

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:56 PM 05/11/2017
FILED 01:56 PM 05/11/2017
SR 20173364284 - File Number 2365700

SG BLOCKS, INC.

**CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION OF
PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK**

SG Blocks, Inc. (the "***Corporation***"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "***DGCL***"), does hereby certify as follows:

First: The Corporation's Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the "***Certificate of Designation***") was filed with the Secretary of State of the State of Delaware on June 30, 2016.

Second: The Board of Directors of the Corporation, acting (i) in accordance with Section 4 of the Certificate of Designation and Article Fourth, Section (c) of the Company's Amended and Restated Certificate of Incorporation and (ii) pursuant to the authority vested in the Board by written consent of a majority of the outstanding holders of the Series A Convertible Preferred Stock on May _8_, 2017, adopted resolutions amending the Certificate of Designation as provided below.

Third: Section 2 of the Certificate of Designation is deleted in its entirety and a new Section 2 inserted in lieu thereof to read as follows:

> Section 2. Designation, Amount and Par Value. 5,405,010 shares of the Company's preferred stock, $1.00 par value per share, shall be designated as its Series A Convertible Preferred Stock (the "***Preferred Stock***"). The number of shares so designated shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a "***Holder***" and collectively, the "***Holders***"). Each share of Preferred Stock shall have a stated value equal to $3.00 (the "***Stated Value***").

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this _10th_ day of May, 2017.

SG BLOCKS, INC.

By: [signature]
Name: Paul M. Galvin
Title: Chief Executive Officer

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